Exhibit 10.1

Ameren Corporation 2022 Omnibus Incentive Compensation Plan

ARTICLE 1
Establishment, Effectiveness, Purpose and Duration

Section 1.01. Establishment. Ameren Corporation, a Missouri corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Ameren Corporation 2022 Omnibus Incentive Compensation Plan (hereinafter referred to as this “Plan”), as set forth in this document.

Section 1.02. Effectiveness. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.04. The Company may make contingent Awards before the Effective Date; provided that the vesting, exercise, or payment of such Awards is expressly conditioned on shareholder approval and the Awards are forfeited if shareholders do not approve this Plan. Subject to the approval of the Company’s shareholders of this Plan, no further awards shall be granted under the Prior Plan as of the Effective Date.

Section 1.03. Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

Section 1.04. Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 2
Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, including each Subsidiary and any other corporation or entity designated as an Affiliate for purposes of this Plan by the Committee.

“Aggregate Share Authorization” has the meaning set forth in Section 4.01.

“Annual Award Limit” and “Annual Award Limits” have the meaning set forth in Section 4.03.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

“Change of Control” has the meaning set forth in the Company’s Change of Control Severance Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist of two or more persons, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

“Company” has the meaning set forth in Section 1.01, and any successor thereto as provided in Article 21.

“Director” means any individual who is a member of the Board of Directors of the Company and who is not an employee of the Company.

“Director Award” means any Award granted, whether singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

“Effective Date” has the meaning set forth in Section 1.02.

“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred). In the event that Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. If Fair Market Value is a price other than the closing price of a Share on the most recent date on which Shares were publicly traded, the definition of FMV shall be specified in the Award Agreement.

“Full Value Award” means an Award other than an Award in the form of a Nonqualified Stock Option, Incentive Stock Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as granted pursuant to Article 6.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Option Term” means the period of time during which an Option is exercisable as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary of its grant date.

“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

“Performance Measures” means measures as described in Article 12 on which the performance goals with respect to Performance Shares and/or Performance Units may be based.

“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted pursuant to Article 9 that is denominated in Shares, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Performance Unit” means an Award granted under Article 9 that is denominated in dollars, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the performance of services, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning set forth in Section 1.01.

“Plan Year” means the calendar year.

“Prior Plan” means the Ameren Corporation 2014 Omnibus Incentive Compensation Plan.

“Prior Plan Award” means an award granted under a Prior Plan that is outstanding as of the Effective Date.

“Restricted Stock” means an Award granted pursuant to Article 8, as set forth therein.

“Restricted Stock Unit” means an Award granted pursuant to Article 8, as set forth therein.

“Share” means a share of common stock of the Company, $0.01 par value per share.

“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, granted pursuant to Article 7.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

ARTICLE 3
Administration

Section 3.01. General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

Section 3.02. Authority of the Committee. The Committee shall have full discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with or qualify for the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

Section 3.03. Delegation. To the extent permitted under applicable law, the Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility that the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is, on the relevant date, a Covered Employee or an officer or Director for purposes of Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Shares underlying Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4
Shares Subject to this Plan and Maximum Awards

Section 4.01. Number of Shares Available for Awards. (a) Subject to adjustment as provided in Section 4.04, the maximum number of Shares available for grant to Participants under this Plan (the “Aggregate Share Authorization”) shall be the sum of (i) 7,500,000 Shares and (ii) the number of Shares available under the Prior Plan as of the Effective Date (the Shares under clause (ii) are the “Transferred Shares”). For the avoidance of doubt, the Transferred Shares shall no longer be available under the Prior Plan and, to the extent that the issuance of any Share subject to a Prior Plan Award that is outstanding as of the Effective Date would cause the Company to exceed the aggregate share authorization under the Prior Plan, any such Share shall be made under this Plan and shall reduce this Plan’s Aggregate Share Authorization by one Share.

(b)            The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be equal to the Aggregate Share Authorization.

(c)            The maximum aggregate value of Awards that may be granted to any Director under this Plan during any calendar year shall not exceed $750,000, as determined by the Committee based on the value of any Award at the time of grant.

Section 4.02. Share Usage. (a) Shares covered by an Award or a Prior Plan Award (if applicable) shall be counted as used only to the extent they are actually issued. Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission (prior to the issuance of Shares) for Awards not involving Shares, shall be available again for grant under this Plan.

(b)            Notwithstanding anything to the contrary in Section 4.02(a), Shares subject to an Award shall not again be available for grant under this Plan if such Shares are (i) Shares tendered or withheld in payment of the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding liabilities arising from an Option, or (iii) Shares covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Stock Appreciation Right.

Section 4.03. Adjustments in Authorized Shares. (a) In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares, or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, or in the event of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be granted under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)            The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or that relate to, the changes or distributions described in Section 4.04(a) and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The Committee shall not make any adjustment pursuant to this Section 4.04 that would (i) cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A or (ii) cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c)            Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with FASB ASC Topic 718-20-35-6 or its successor, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Section 4.04. Source of Shares. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

ARTICLE 5
Eligibility and Participation

Section 5.01. Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

Section 5.02. Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

ARTICLE 6
Stock Options

Section 6.01. Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (to the extent permitted under Code Sections 422 and 424).

Section 6.02. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

Section 6.03. Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of the Shares as determined on the date of grant.

Section 6.04. Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine and set forth in the Award Agreement at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten years.

Section 6.05. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Section 6.06. Payment. (a) Subject to Section 6.09, Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Shares shall become the property of the Participant on the exercise date, subject to any forfeiture conditions specified in the Option.

(b)            A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price at the time of the exercise. The Option Price of any Option shall be payable to the Company in full either (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (iii) by a cashless (broker-assisted) exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) any other method approved or accepted by the Committee in its sole discretion. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

(c)            Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant a statement of holdings as evidence of book entry uncertificated Shares, or at the sole discretion of the Committee upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Section 6.07. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Section 6.08. Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options granted pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

Section 6.09. Automatic Option Exercise. An Award Agreement may provide that if, on the last day of the term of an Option, the Fair Market Value of one Share exceeds the exercise price per Share of the Option, if the Participant has not exercised the Option, and the Option has not otherwise expired, the Option shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver Shares to the Participant in accordance with this Section 6.09, reduced by the number of Shares required for payment of the exercise price and for payment of withholding taxes; any fractional Share shall be settled in cash.

ARTICLE 7
Stock Appreciation Rights

Section 7.01. Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, the terms and conditions pertaining to such SARs.

Section 7.02. SAR Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Grant Price, the maximum duration of the SAR, the number of Shares to which the SAR pertains, the conditions upon which an SAR shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

Section 7.03. Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to 100% of the FMV of the Shares as determined on the date of grant.

Section 7.04. Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and set forth in the Award Agreement at the time of grant. Except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten years.

Section 7.05. Exercise of SARs. SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Section 7.06. Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company on the exercise date in an amount determined by multiplying:

(a)            the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price by

(b)            the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Section 7.07. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to this Article 7, and may reflect distinctions based on the reasons for termination.

Section 7.08. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Section 7.09. Automatic SAR Exercise. An Award Agreement may provide that if, on the last day of the term of an SAR, the Fair Market Value of one Share exceeds the Grant Price per Share of the SAR, if the Participant has not exercised the SAR, and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver payment to the Participant in accordance with the terms of settlement set forth in Section 7.06.

ARTICLE 8
Restricted Stock and Restricted Stock Units

Section 8.01. Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

Section 8.02. Restricted Stock or Restricted Stock Unit Award Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

Section 8.03. Other Restrictions. (a) The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

(b)            To the extent deemed appropriate by the Committee, the Company may retain any certificates or statements of holdings representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c)            Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

Section 8.04. Certificate Legend. In addition to any legends placed on certificates or statements of holdings pursuant to Section 8.03, each certificate or statement of holdings representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate or statement of holdings, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Ameren Corporation 2022 Omnibus Incentive Compensation Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Ameren Corporation.

Section 8.05. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

Section 8.06. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Article 8, and may reflect distinctions based on the reasons for termination.

ARTICLE 9
Performance Units / Performance Shares

Section 9.01. Grant of Performance Units / Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

Section 9.02. Value of Performance Units / Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

Section 9.03. Earning of Performance Units / Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout as provided in Section 9.04 on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Regardless of the level of performance achieved, in no event will the number of Shares issued (or the amount of cash paid) with respect to a Performance Unit/Performance Share exceed 2.5 Shares (or the value of 2.5 Shares).

Section 9.04. Form and Timing of Payment of Performance Units / Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Section 9.05. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares awarded pursuant to this Article 9, and may reflect distinctions based on the reasons for termination.

ARTICLE 10
Cash-Based Awards and Other Stock-Based Awards

Section 10.01. Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

Section 10.02. Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 10.03. Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

Section 10.04. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

Section 10.05. Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee. Such provisions may be included in the Award Agreement, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted pursuant to this Article 10, and may reflect distinctions based on the reasons for termination.

ARTICLE 11
Transferability of Awards

Section 11.01. Transferability. Except as provided in Section 11.02, during a Participant’s lifetime, the Participant’s Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation of this Section 11.01 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

Section 11.02. Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.01, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended).

ARTICLE 12
Performance Measures

Section 12.01. Awards Under This Article 12. If an Award (other than an Option or SAR) is intended to qualify as a Performance Unit or Performance Share, the Award shall be granted in accordance with the terms of this Article 12 and shall vest or be paid solely on account of the attainment of an objective performance goal based on one or more of the Performance Measures listed in Section 12.02.

Section 12.02. Performance Measures. (a) The Committee shall determine the Performance Measures used to establish performance goals for Performance Units and/or Performance Shares, including, but not limited to (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation, and/or amortization; (viii) gross or operating margins; (ix) gross revenue; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures); (xii) expense targets; (xiii) margins; (xiv) operating efficiency; (xv) capacity utilization; (xvi) increase in customer base; (xvii) environmental health and safety; (xviii) diversity; (xix) quality; (xx) customer satisfaction; (xxi) working capital targets; (xxii) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xxiii) net debt; (xxiv) corporate governance; (xxv) total shareholder return; (xxvi) dividend; and (xxvii) bond rating.

(b)            Any Performance Measure(s) may be used in a quantitative manner to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (xi) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

Section 12.03. Evaluation of Performance. The evaluation of performance may include or exclude the effect of events that occur during a Performance Period, including, but not limited to, any of the following, and the Committee shall specify when it establishes the performance goal whether the effect of one or more such events shall be so included or excluded: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, laws, regulatory actions, or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB ASC Topic 225-20-20 or its successor and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

Section 12.04. Adjustment of Performance. Performance Units and/or Performance Shares may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

ARTICLE 13
Director Awards

Subject to Section 4.01(c), the Board shall determine all Awards to Directors. The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement.

ARTICLE 14
Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Full Value Award, to be credited as of the dividend payment dates, during the period between the date on which the Full Value Award is granted and the date on which the Full Value Award vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that such dividend equivalents shall be subject to any performance or other vesting conditions that apply to the underlying Award. For the avoidance of doubt, Participants (i) shall not accrue, be granted or be paid any dividends or dividend equivalents with respect to Shares that are subject to any Option or Stock Appreciation Right and (ii) shall not be paid dividends or dividend equivalents with respect to any Shares that are subject to any Full Value Award that has not vested.

ARTICLE 15
Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative on behalf of the Participant’s estate.

ARTICLE 16
Rights of Participants

Section 16.01. Employment. (a) Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

(b)            Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

Section 16.02. Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Section 16.03. Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17
Change of Control

Except as otherwise set forth in an Award Agreement, upon a Participant’s involuntary termination of employment (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause”, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) during the two-year period following the Change of Control, the Participant will be entitled to one hundred percent (100%) vesting of the Participant’s Awards as if the Participant had remained employed by the Company (or a successor corporation or its parent). Any Award that is subject to Performance Measures will vest based on actual performance following the end of the Performance Period; provided that, if actual performance is not measurable following the end of the Performance Period, then such Award shall vest based on target performance. Notwithstanding anything to the contrary contained herein, if an Award is not continued, assumed, substituted or replaced by the Company or its parent (or a successor corporation or its parent), such Award shall accelerate and vest and any restrictions thereon shall lapse and such Award shall be cancelled in consideration of a payment, with the form, amount and timing of such payment determined by the Committee, in its sole discretion.

ARTICLE 18
Amendment, Modification, Suspension, and Termination

Section 18.01. Amendment, Modification, Suspension, and Termination. Subject to Section 18.02, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.04, Options or SARs awarded under this Plan will not be repriced, replaced, regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, or exchanged for a cash payment or other Awards (other than pursuant to Article 17 or as otherwise provided in connection with a change of control of the Company) and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Exchange Act, the Code, and if applicable, the NYSE Listed Company Manual.

Section 18.02. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.03), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall materially adversely affect any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Section 18.03. Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

ARTICLE 19
Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Participants may elect to satisfy the withholding requirements, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

ARTICLE 20
Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21
General Provisions

Section 21.01. Forfeiture Events. (a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause (as defined in the Award Agreement), termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)            If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or with gross negligence engaged in the misconduct, or knowingly or with gross negligence failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c)            The Committee shall have full authority to implement any policies and procedures necessary or desirable to comply with Section 10D of the Exchange Act and any rules promulgated thereunder.

(d)            All Awards shall be subject to the Company’s compensation recoupment policy as such policy may be in effect from time to time.

Section 21.03. Legend. The certificates or statements of holdings for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

Section 21.04. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 21.05. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 21.06. Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 21.07. Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)            obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)            completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

Section 21.08. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

Section 21.09. Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Section 21.10. Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer or issuance of Shares, the transfer or issuance of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange upon which the Shares are listed.

Section 21.11. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

Section 21.12. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be granted or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 21.13. Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to a Covered Employee’s annual incentive award, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 21.14. Deferred Compensation. With respect to Awards subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A, and the Plan shall be operated accordingly. The Committee may make changes in the terms or operation of the Plan and/or Awards (including changes that may have retroactive effect) deemed necessary or desirable to comply with Code Section 409A. The Company, however, makes no representation or covenants that the Plan or Awards will comply with Section 409A.

Section 21.15. Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

Section 21.16. No Constraint on Corporate Action. Nothing in this Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 21.17. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

(a)            The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 21.18. No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

Section 21.19. Effect of Disposition of Facility or Operating Unit. In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.